                                                                    EXHIBIT 6.11

                              AMENDED AND RESTATED

                                 LOAN AGREEMENT


                                     between


                            CVD FINANCIAL CORPORATION
                             A Delaware Corporation
                                   ("Lender")


                                       and


          SERACARE, INC., also known as American Blood Institute, Inc.
                             a Delaware corporation

                               AVRE, INCORPORATED
                              a Nevada corporation

                             BINARY ASSOCIATES, INC.
                             a Colorado corporation







                                February 5, 1996

                                TABLE OF CONTENTS
SECTION                                                                     PAGE

1.    Definition of Terms. . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.1   1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.2   1934 Act . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.3   Accounts, Chattel Paper, Contracts, Equipment, Fixtures, General
            Intangibles, Goods, Instruments and Inventory. . . . . . . . .    2
      1.4   Affiliate(s) . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.5   Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.6   Bankruptcy Plan. . . . . . . . . . . . . . . . . . . . . . . .    2
      1.7   Bankruptcy Proceedings . . . . . . . . . . . . . . . . . . . .    2
      1.8   Blood Business . . . . . . . . . . . . . . . . . . . . . . . .    3
      1.9   Borrowers. . . . . . . . . . . . . . . . . . . . . . . . . . .    3
      1.10  Business Day(s). . . . . . . . . . . . . . . . . . . . . . . .    3
      1.11  Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .    3
      1.12  Compliance Certificate . . . . . . . . . . . . . . . . . . . .    5
      1.13  Consolidated Loan. . . . . . . . . . . . . . . . . . . . . . .    5
      1.14  Consolidated Note. . . . . . . . . . . . . . . . . . . . . . .    5
      1.15  Default. . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      1.16  Effective Date of Bankruptcy Plan. . . . . . . . . . . . . . .    5
      1.17  Environmental Law(s) . . . . . . . . . . . . . . . . . . . . .    5
      1.18  Event(s) of Default. . . . . . . . . . . . . . . . . . . . . .    6
      1.19  Existing Facility. . . . . . . . . . . . . . . . . . . . . . .    6
      1.20  Financing Statement(s) . . . . . . . . . . . . . . . . . . . .    6
      1.21  GAAP.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
      1.22  Gross Revenue. . . . . . . . . . . . . . . . . . . . . . . . .    6
      1.23  Hazardous Substance(s) . . . . . . . . . . . . . . . . . . . .    6
      1.24  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
      1.25  Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
      1.26  Loan Documents . . . . . . . . . . . . . . . . . . . . . . . .    7
      1.27  Negative Pledge Agreement. . . . . . . . . . . . . . . . . . .    7
      1.28  Note Rate. . . . . . . . . . . . . . . . . . . . . . . . . . .    7
      1.29  Original Loan Agreement. . . . . . . . . . . . . . . . . . . .    7
      1.30  Original Revolving Loan. . . . . . . . . . . . . . . . . . . .    7
      1.31  Original Term Loan . . . . . . . . . . . . . . . . . . . . . .    7
      1.32  Stock Pledge Agreement . . . . . . . . . . . . . . . . . . . .    7
      1.33  Security Agreements. . . . . . . . . . . . . . . . . . . . . .    8
      1.34  Settlement Agreement . . . . . . . . . . . . . . . . . . . . .    8
      1.35  Vacant Parcels . . . . . . . . . . . . . . . . . . . . . . . .    8
      1.36  Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

2.    Amount and Terms of Consolidated Loan. . . . . . . . . . . . . . . .    8
      2.1  Consolidated Loan . . . . . . . . . . . . . . . . . . . . . . .    9
           2.1.1 Consolidated Loan Amount. . . . . . . . . . . . . . . . .    9
           2.1.2 Interest. . . . . . . . . . . . . . . . . . . . . . . . .    9
           2.1.3 Amortization. . . . . . . . . . . . . . . . . . . . . . .    9
           2.1.4 Late Charge; Default Interest . . . . . . . . . . . . . .    9
           2.1.5 Maturity. . . . . . . . . . . . . . . . . . . . . . . .     10
           2.1.6 Prepayments . . . . . . . . . . . . . . . . . . . . . .     10
      2.2  Collateral. . . . . . . . . . . . . . . . . . . . . . . . . .     10
           2.2.1 Security Interest . . . . . . . . . . . . . . . . . . .     10
           2.2.2 Recourse. . . . . . . . . . . . . . . . . . . . . . . .     10
           2.2.3 Conversion Guaranty . . . . . . . . . . . . . . . . . .     10
      2.3  No Readvances . . . . . . . . . . . . . . . . . . . . . . . .     10

3.    Effective Date of this Agreement . . . . . . . . . . . . . . . . .     10
      3.1  Loan Documents. . . . . . . . . . . . . . . . . . . . . . . .     10
      3.2  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      3.3  Bankruptcy Plan Approved and Effective. . . . . . . . . . . .     11
      3.4  Bankruptcy Plan Payment . . . . . . . . . . . . . . . . . . .     11
      3.5  No Default. . . . . . . . . . . . . . . . . . . . . . . . . .     11
      3.6  Authority . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      3.7  Compliance Documents. . . . . . . . . . . . . . . . . . . . .     11

4.    Continuing Obligations of Borrowers. . . . . . . . . . . . . . . .     11
      4.1  Performance of Obligations. . . . . . . . . . . . . . . . . .     11
      4.2  Notice of Change. . . . . . . . . . . . . . . . . . . . . . .     11
      4.3  Records . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
      4.4  Financial Information . . . . . . . . . . . . . . . . . . . .     12
           4.4.1 Financial Statements. . . . . . . . . . . . . . . . . .     12
           4.4.2 Tax Returns . . . . . . . . . . . . . . . . . . . . . .     13
           4.4.3 Compliance Certificates . . . . . . . . . . . . . . . .     13
           4.4.4 Accounts Receivable and Payable Aging . . . . . . . . .     13
           4.4.5 Public Reports. . . . . . . . . . . . . . . . . . . . .     13
      4.5  Other Information . . . . . . . . . . . . . . . . . . . . . .     14
      4.6  Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . .     14
      4.7  Liens.. . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
      4.8  Contingent Liabilities. . . . . . . . . . . . . . . . . . . .     15
      4.9  Reorganization. . . . . . . . . . . . . . . . . . . . . . . .     15
      4.10 Corporate Actions . . . . . . . . . . . . . . . . . . . . . .     15
      4.11 Limitations on Loans, Investments and Advances. . . . . . . .     19
      4.12 Other Agreements. . . . . . . . . . . . . . . . . . . . . . .     19

      4.13 Additional Documents. . . . . . . . . . . . . . . . . . . . .     19
      4.14 Ordinary Operations . . . . . . . . . . . . . . . . . . . . .     19
      4.15 Maintenance of Property . . . . . . . . . . . . . . . . . . .     20
      4.16 Debts.. . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
      4.17 Bankruptcy; Advance Waiver. . . . . . . . . . . . . . . . . .     20

5.    Representations; Warranties. . . . . . . . . . . . . . . . . . . .     21
      5.1  Ownership . . . . . . . . . . . . . . . . . . . . . . . . . .     21
      5.2  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .     21
      5.3  No Default. . . . . . . . . . . . . . . . . . . . . . . . . .     21
      5.4  Financial Information . . . . . . . . . . . . . . . . . . . .     21
      5.5  Validity, Enforceability and Perfection . . . . . . . . . . .     21
      5.6  Status of Borrowers . . . . . . . . . . . . . . . . . . . . .     22
      5.7  Compliance With Laws. . . . . . . . . . . . . . . . . . . . .     22
      5.8  Environmental Liability . . . . . . . . . . . . . . . . . . .     22
      5.9  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .     22
      5.10 Additional Representations, Warranties and Covenants. . . . .     22
           (a)   Accounts Receivable Information . . . . . . . . . . . .     23
           (b)   Affiliates; Investments . . . . . . . . . . . . . . . .     23
           (c)   AVRE and Binary Shares. . . . . . . . . . . . . . . . .     23
      5.11 Additional Matters. . . . . . . . . . . . . . . . . . . . . .     24

6.    Environmental Compliance . . . . . . . . . . . . . . . . . . . . .     24

7.    Events of Default. . . . . . . . . . . . . . . . . . . . . . . . .     25
      7.1  Nonpayment. . . . . . . . . . . . . . . . . . . . . . . . . .     25
      7.2  Breach of Agreement . . . . . . . . . . . . . . . . . . . . .     25
      7.3  Lien Filings. . . . . . . . . . . . . . . . . . . . . . . . .     25
      7.4  Casualty Loss . . . . . . . . . . . . . . . . . . . . . . . .     25
      7.5  Representations and Warranties. . . . . . . . . . . . . . . .     25
      7.6  Insolvency; Bankruptcy. . . . . . . . . . . . . . . . . . . .     26
      7.7  Judgment. . . . . . . . . . . . . . . . . . . . . . . . . . .     26
      7.8  Other Debt. . . . . . . . . . . . . . . . . . . . . . . . . .     26
      7.9  Adverse Change. . . . . . . . . . . . . . . . . . . . . . . .     26
      7.10 Impairment of Existing Facility from Affiliate's Operations .     26
      7.11 Corporate Existence . . . . . . . . . . . . . . . . . . . . .     26
      7.12 Repudiation . . . . . . . . . . . . . . . . . . . . . . . . .     27
      7.13 Certain Proceedings . . . . . . . . . . . . . . . . . . . . .     27
      7.14 Challenge to Enforcement. . . . . . . . . . . . . . . . . . .     27

8.    Remedies. .. . . . . . . . . . . . . . . . . . . . . . . . . . . .     27

      8.1  Acceleration of Maturity. . . . . . . . . . . . . . . . . . .     27
      8.2  Selective Enforcement . . . . . . . . . . . . . . . . . . . .     28
      8.3  Performance by Lender . . . . . . . . . . . . . . . . . . . .     28
      8.4  Waiver of Default . . . . . . . . . . . . . . . . . . . . . .     28
      8.5  Cumulative Remedies . . . . . . . . . . . . . . . . . . . . .     28
      8.6  Waiver of Marshalling of Assets . . . . . . . . . . . . . . .     29

9.    No Further Modification. . . . . . . . . . . . . . . . . . . . . .     29

10.   Release of Lender. . . . . . . . . . . . . . . . . . . . . . . . .     29

11.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .     30
      11.1 Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
      11.2 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
      11.3 Successors and Assigns. . . . . . . . . . . . . . . . . . . .     30
      11.4 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .     31
      11.5 Partial Invalidity. . . . . . . . . . . . . . . . . . . . . .     31
      11.6 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .     31
      11.7 Applicable Law. . . . . . . . . . . . . . . . . . . . . . . .     31
      11.8 Integration; Sole Agreement . . . . . . . . . . . . . . . . .     32
      11.9 Jury Waiver . . . . . . . . . . . . . . . . . . . . . . . . .     32

                                    SCHEDULES


               A    Form of Consolidated Promissory Note
               B    Form of Security Agreements of SI, AVRE
                    and Binary
               C    Form of Stock Pledge Agreement
               D    Form of Compliance Certificate
               E    Form of Negative Pledge Agreement
               F    List of Affiliates
               G    List of Insurance
               H    List of Leases
               I    List of Existing Facilities
               J    List of Pending Litigation

                         AMENDED RESTATED LOAN AGREEMENT


         THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made effective the 5th day of February, 1996, between CVD Financial Corporation, a Delaware corporation ("Lender"); Seracare, Inc., a Delaware corporation formerly known as "American Blood Institute, Inc." ("SI"); AVRE, Incorporated, a Nevada corporation ("AVRE"); and Binary Associates, Inc., a Colorado corporation ("Binary"). SI, AVRE and Binary are referred to herein collectively as the "Borrowers."

                                   WITNESSETH

         A. SI is a party to that certain Comprehensive Loan Facility and Security Agreement, dated October 1, 1993 (the "Original Loan Agreement"), under which Lender made a revolving loan to SI in the amount of $1,500,000 (the "Original Revolving Loan") and a term loan in the amount of $1,000,000 (the "Original Term Loan") to the Borrower, represented by an Original Revolving Loan
Note in the principal amount of $1,500,000, dated October 1, 1993 (the
"Original Revolving Note") and an Original Term Loan Note in the principal amount of $1,000,000, dated October 1, 1993 (the "Original Term Note"). On October 5, 1993, AVRE and Binary ratified the Original Loan Agreement, Original Revolving Note and Original Term Note and agreed to repay all sums due thereunder and provided Lender with security therefor as reflected in that certain Agreement to be Bound by Comprehensive Loan Facility and Security Agreement, dated October 5, 1993.

         B. On January 7, 1994, SI filed a voluntary petition under chapter 11 of title 11 of the United States Code (Case No. LA 94-11730-AA). Binary and AVRE also filed voluntary chapter 11 petitions on January 7, 1994, as Case Nos. LA 94-11736-AA and LA 94-11738-AA, respectively. The foregoing cases are presently pending in United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"), under joint administration, and are referred to herein collectively as the "Bankruptcy Proceedings."

         C. The parties hereto have entered into a Settlement Agreement, dated January 8, 1996 in connection with the Bankruptcy Proceedings (the "Settlement Agreement"), pursuant to which Lender and Borrowers have agreed to amend and restate the Original Revolving Loan and Original Term Loan as provided herein, subject only to the terms and conditions hereof and of the Settlement Agreement and of the Bankruptcy Plan (as defined below).

         D. It is the intention of the Borrowers and Lender (as defined below) that their obligations, rights and remedies be governed by this Agreement, the

Settlement Agreement and the Bankruptcy Plan, without reference to the Original Loan Agreement, Original Revolving Loan and Original Term Loan (as defined below).

         NOW, THEREFORE, the parties hereto agree as follows:

    1. DEFINITION OF TERMS. As used in this Agreement, the following terms will have the meanings hereafter indicated:

         1.1 1933 ACT. The Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder.

         1.2 1934 ACT. The Securities Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder.

         1.3 ACCOUNTS, CHATTEL PAPER, CONTRACTS, EQUIPMENT, FIXTURES, GENERAL INTANGIBLES, GOODS, INSTRUMENTS AND INVENTORY. Accounts, Chattel Paper, Contracts, Equipment, Fixtures, General Intangibles, Goods, Instruments, and Inventory shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of California. To the extent not included within the meanings provided in said Code, the terms "Goods" and "Inventory" shall further include, without limitation, blood and blood products.

         1.4 AFFILIATE(S). All subsidiaries, partnerships, joint ventures and other entities not previously identified as a Borrower in which any Borrower holds (either now or in the future) an ownership interest or the right to exercise management or operational control, and all such persons or entities which control or which are under common control with such Borrower, a complete list of which is included in Schedule "F" hereto.

         1.5 AGREEMENT. This Loan Agreement including Schedules "A" through "J" inclusive, which are attached as a part hereof made in connection with Borrowers' Bankruptcy Plan and all extensions, renewals and modifications hereof.

         1.6 BANKRUPTCY PLAN. THE THIRD AMENDED JOINT PLAN OF REORGANIZATION OF AMERICAN BLOOD INSTITUTE. INC.. AVRE. INC.. AND BINARY ASSOCIATES. INC. modified as contemplated by the Settlement Agreement, and confirmed in the Bankruptcy Proceedings by order entered on January 24, 1996.

         1.7 BANKRUPTCY PROCEEDINGS. The bankruptcy proceedings of the Borrowers described in Recital B to this Agreement.

          1.8 BLOOD BUSINESS. The operation of any office or facility collecting or providing blood or plasma collection, processing or sales or related services.

         1.9   BORROWERS. SI, AVRE and Binary.

         1.10 BUSINESS DAY(S). Any day which is not a Saturday, Sunday or a holiday on which California banking institutions are authorized by law to close.

         1.11 COLLATERAL. The property of a kind described herein and all other property which is the subject of a mortgage, deed of trust, lien, security interest or other encumbrance now held by the Lender or hereafter granted by the Borrowers or their Affiliates to the Lender to secure payment of the Original Revolving Loan and/or the Original Term Loan and/or the Consolidated Loan or any other obligations of the Borrowers to the Lender and all increases, replacements and substitutions therefor, additions and accessions thereto and proceeds and products thereof, including without implied limitation all property described in the Security Agreements. Without limiting the foregoing, Collateral includes with respect to each Borrower:

              1.11.1 All now owned and hereafter acquired right, title and interest of such Borrower in, to and in respect of all Accounts; interests in Goods represented by Accounts; rights in returned, reclaimed or repossessed Goods and rights as an unpaid vendor of Goods; Contracts; contract rights; Chattel Paper; General Intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, causes of action and other claims, and existing and future leasehold interests in equipment, real estate and fixtures; documents; Instruments; letters of credit, bankers' acceptances or guaranties, cash monies, deposits, securities, bank accounts, deposit accounts, credits and other property now or hereafter held in any capacity by Lender or at any other depository or other institution; agreements or property securing or relating to any of the items referred to above;

              1.11.2 All now owned and hereafter acquired right, title and interest of such Borrower in, to and in respect of Goods, including, but not limited to: All Inventory, wherever located, whether now owned, or hereafter acquired, of whatever kind, nature or description, including all raw materials, work-in-process, finished goods, and materials to be used or consumed in Borrower's business; and all names or marks affixed to or to be affixed thereto for purposes of selling the same by the seller, manufacturer, lessor or licensor thereof;

              1.11.3 All Equipment and Fixtures, wherever located, whether now owned or hereafter acquired by such Borrower, including, without limitation, all machinery, equipment, motor vehicles, furniture and fixtures, and any and all additions, substitutions, replacements (including spare parts), and accessions and accessories thereof and thereto;

              1.11.4 All medical products, including without limitation blood and blood products of such Borrower, wherever located, whether now owned or hereafter acquired, of whatever kind, nature or description;

              1.11.5 All now owned or hereafter acquired right, title and interest of such Borrower in, to and in respect of any real or other personal property in or upon which Lender has or may hereafter have a security interest, lien or right of setoff;

              1.11.6 All present and future books and records of such Borrower relating to any of the above including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Borrower, any computer service bureau or other third party;

              1.11.7 All of the issued and outstanding shares of stock of AVRE and Binary;

              1.11.8 The Vacant Parcels;

              1.11.9 All products and proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing; and

              1.11.10 The Collateral shall not include the stock, warrants, options, rights or other form of equity security of wholly-owned Affiliates of SI or any assets of such Affiliates (including investments of SI which are permitted by this Agreement) unless specifically pledged hereafter, any and all claims of Borrowers under 11 U.S.C. Sections 362 and 544-553, inclusive, in the Bankruptcy Proceedings and the funds received from the Debtor Notes required by the Bankruptcy Plan.

              1.11.11 THIRD PARTY OR LEGAL RESTRICTIONS ON PLEDGE OF COLLATERAL. Lender acknowledges that certain kinds of property of a character which could be encompassed in the definition of Collateral may not be subject to pledge or encumbrance because of statute, regulation, other restriction or the requirement of consent of persons not parties to the Loan Documents. With respect to such property, Borrowers will use their reasonable diligence and cooperation with Lender to secure permission to grant security interests in or liens against such property or a waiver of the regulation, law or statute or attornment agreement in a form satisfactory to Lender. In the event Borrowers are able to do so, such property shall constitute Collateral. If Borrowers are unable to do so, Borrowers shall notify Lender in accordance with paragraph 11.2 hereof.

         1.12 COMPLIANCE CERTIFICATE. The document in substantially the form which appears as Schedule "D" to be executed by the Borrowers and delivered to the

Lender upon the execution of this Agreement and on a monthly basis to confirm the Borrowers' compliance with the terms of the Loan Documents, signed by the Chief Executive Officer, President or Chief Financial Officer of each Borrower.

         1.13 CONSOLIDATED LOAN. The extension of credit having an outstanding principal amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000) made by the Lender to the Borrowers pursuant to the terms of this Agreement, which amends and restates, modifies and entirely controls the prior terms of the Original Loan Agreement, Original Revolving Loan and the Original Term Loan, and all extensions, renewals, increases, consolidations and modifications thereof prior to this Agreement. Provided, however, that after the Effective Date of this Agreement, all of Borrowers' obligations to Lender and Lender's rights and remedies vis-a-vis Borrowers shall be governed without reference to the Original Loan Agreement, Original Revolving Loan and Original Term Loan such that neither Borrowers nor Lender will be responsible for any obligation or be subject to any remedy not expressly stated in the Settlement Agreement, the Bankruptcy Plan or the Loan Documents.

         1.14 CONSOLIDATED NOTE. The amended and restated instrument to be executed by the Borrowers and delivered to the Lender to evidence the amount of the Consolidated Loan subject to the provisions of paragraph 1.13 in the form and containing the terms which appear as Schedule "A" and all extensions, renewals and modifications thereof.

         1.15 DEFAULT. The occurrence of any one or more of the Events of Default and the determination by the Lender that the Lender will exercise the remedies available to the Lender by reason thereof.

         1.16 EFFECTIVE DATE OF BANKRUPTCY PLAN. The first business day: (a) that is at least ten (10) days after the date the confirmation order was entered by the Bankruptcy Court, as specified in paragraph 1.6 of this Agreement; and
(b) on which no stay of such order is in effect but in no event after March 1, 1996.

         1.17 ENVIRONMENTAL LAW(S). Any federal, state, local or foreign law, statute, ordinance, code, rule, regulation, order or decree now or hereafter in effect pertaining to health, air pollution, water pollution, noise control, waste transportation or disposal, Hazardous Substances, industrial hygiene or the environment, including without implied limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Sections 9601, the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendment Act of 1984, 42 U.S.C. Sections 6901 ET SEQ. the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., the Clean Water Act of 1977, 33 U.S.C. Sections 1251, et SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2501, ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, ET

SEQ., the National Environmental Policy Act, 42 U.S.C. Sections 4321, ET SEQ., and the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. Sections 401, ET SEQ.

         1.18 EVENT(S) OF DEFAULT. The occurrence of an event specified in paragraph 7 of this Agreement.

         1.19 EXISTING FACILITY. Any and all existing facilities of AVRE and Binary listed on Schedule "I" hereto conducting Blood Business as of the date hereof and shall also include facilities of AVRE, Binary or Affiliate in which Lender hereafter acquires a Collateral interest, at which time the Borrowers shall promptly update and provide Schedule "I" to Lender.

         1.20 FINANCING STATEMENT(S). Forms UCC-1 to be executed from time to time by the Borrowers at the request of the Lender to enable the Lender to perfect security interests covering the Collateral and all extensions, renewals and modifications thereof, provided, however, that the Financing Statements shall only perfect security interests in Collateral identified in paragraphs 1.11.1, ET SEQ., or hereafter granted.

         1.21 GAAP. The generally accepted accounting principles adopted by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants from time to time. All accounting terms used in this Agreement will, unless otherwise specifically provided herein, have the meaning customarily given such terms in accordance with GAAP and, unless otherwise specifically provided herein, all financial computations hereunder will be computed in accordance with GAAP consistently applied.

         1.22 GROSS REVENUE. Gross Revenue shall have the meaning customarily given such term in accordance with GAAP.

         1.23 HAZARDOUS SUBSTANCE(S). Those substances included within the definition of "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1987, as amended, the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ. and in the regulations promulgated thereunder; those substances listed in the United States Department of Transportation Table (49 CFR 172.101, as amended) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302, as amended); those substances designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, as amended, or listed pursuant to the Clean Water Act; such other substances, materials and wastes which are or become regulated under applicable federal, state, local or foreign law, statute, ordinance or regulation now or hereafter enacted which are classified as hazardous or toxic; any material, waste or substance which is a petroleum product, asbestos, polychlorinated biphenyl, flammable material, explosive or radioactive material.

         1.24 LEASES. The facility leases of Borrowers described on Schedule "H" hereto respecting the business of the Existing Facilities and all subsequent renewals, extensions or new leases of Borrowers other than office leases.

         1.25 LENDER. CVD Financial Corporation, a Delaware corporation, its past, present or future participating lenders, and successors and assigns of each of them.

         1.26 LOAN DOCUMENTS. This Agreement, Stock Pledge Agreement, the Security Agreements, the Financing Statements, the Consolidated Note, Negative Pledge Agreements, and all instruments issued pursuant thereto, all other instruments delivered by the Borrowers or the Affiliates to the Lender to be issued concurrently with the execution of this Agreement or subsequent thereto in connection with the Consolidated Loan and all extensions, renewals and modifications thereof.

         1.27 NEGATIVE PLEDGE AGREEMENT. That instrument in substantially the form attached hereto as Schedule "E" to be delivered to Lender by each Affiliate of Borrowers in accordance with the provisions of paragraph 4.11 hereof.

         1.28 NOTE RATE. Fourteen percent (14%) per annum.

         1.29 ORIGINAL LOAN AGREEMENT. The Comprehensive Loan Facility and Security Agreement between SI and Lender, dated October 1, 1993.

         1.30 ORIGINAL REVOLVING LOAN. The extension of credit with a maximum principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) described in subsection 2.1 of the Original Loan Agreement made by Lender to the Borrowers as consolidated, amended and restated hereby, and hereafter included within and entirely controlled by the terms of the Consolidated Loan.

         1.31 ORIGINAL TERM LOAN. The extension of credit in the original principal amount of One Million Dollars ($1,000,000) described in subsection 2.1 of the Original Loan Agreement made by Lender to the Borrowers, as consolidated, amended and restated hereby, and hereafter included within and entirely controlled by the terms of the Consolidated Loan provided that Borrowers' obligations to Lender and Lender's rights and remedies under the Original Term Loan shall be subject to the limitations set forth in paragraph 1.13.

         1.32 STOCK PLEDGE AGREEMENT. The instrument to be executed by SI granting to Lender a security interest in all shares of AVRE and Binary, whether previously issued or issued hereafter, in substantially the form and containing substantially the terms which appear as Schedule "C" and all extensions, renewals and modifications thereof, which Stock Pledge Agreement amends and restates the Pledge Agreement of SI, dated October 1, 1993, delivered to Lender under the Original Loan

Agreement (the "Pledge Agreement") subject to the proviso that the rights, remedies and obligations of Lender vis-a-vis Borrowers shall be limited to those expressly stated in the Stock Pledge Agreement or applicable law.

         1.33 SECURITY AGREEMENTS. The security agreements, mortgages, deeds of trust and other instruments to be executed by the Borrowers concurrently or in connection herewith or as may be thereafter reasonably requested by Lender in form and content as other Security Agreements and as are consistent with Lender's rights under the Loan Agreement and delivered to the Lender, and which shall also secure payment of the Consolidated Loan and all other obligations under the Loan Documents and hereafter owing from the Borrowers to the Lender, including such instruments which grant to the Lender security interests covering the Collateral, in substantially the form and containing the terms which appear as Schedule "B," and all extensions, renewals and modifications thereof, which Security Agreements amend and restate and modify the security provisions of the Original Loan Agreement such that the Borrowers' obligations to Lender shall be governed by the terms of the Security Agreements and not by the original Loan Agreement but which continue the prior perfection of such security provisions of the Original Loan Agreement from the original dates of perfection only to the extent and for the Collateral identified in paragraphs 1.11.1, ET SEQ., or hereafter granted.

         1.34 SETTLEMENT AGREEMENT. The Settlement Agreement between Lender and the Borrowers described in Recital C to this Agreement.

         1.35 VACANT PARCELS. That certain undeveloped real estate owned by Binary and located at 1200 Grainger Street, Fort Worth, Texas, and 1201 Hemphill Street, Fort Worth, Texas, and respectively identified as PIDN 47840-C-31-20 and PIDN 47840-C-1-30 and more fully described as that certain real estate situated in Tarrant County, State of Texas, to wit: All of Lots Thirty-One (31), Thirty-Two (32), One (1) and Two (2), Block C, WRAY ADDITION, Fort Worth, Tarrant County, Texas.

         1.36 WARRANTS. The Stock Purchase Warrant, dated October 1, 1993, executed by SI and delivered to Lender under which Lender was granted the right to purchase 225,000 shares of Common Stock of SI, subject to adjustment as provided therein.

    2. AMOUNT AND TERMS OF CONSOLIDATED LOAN. Subject to the realization of the Effective Date of the Bankruptcy Plan, the Lender agrees to the following terms:

         2.1 CONSOLIDATED LOAN. The Consolidated Loan, inclusive of all sums due in connection with the Original Loan Agreement, Original Revolving Loan and Original Term Loan, will be repayable on the following terms:

              2.1.1 CONSOLIDATED LOAN AMOUNT. The Consolidated Loan will be evidenced by the Consolidated Note in the face amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000). Lender acknowledges the receipt from Borrowers, concurrent with the execution hereof, of the sum of $625,000 which has been first applied to all the outstanding amounts due under the Original Revolving Note then to amounts due under the Original Loan Agreement. CVD asserts that the amount remaining due and owing under the Original Term Note, after payment of the $625,000 by Borrowers, exceeds the amount of $1,150,000, but the obligations thereunder as well as all obligations under the Original Loan Agreement and Original Revolving Loan shall be reduced by compromise, renewal, extension and modification and be represented by the Consolidated Note. Except for the amounts represented by the Consolidated Note, from and after the Effective Date of this Agreement, all other sums due and owing under the Original Loan Agreement, Original Term Note and Original Revolving Note are deemed to be amended and restated in full, modified and entirely controlled by the terms of the Loan Documents, whether consisting of principal, interest, default interest, late charges, costs of collection, attorneys' fees or other sums. The Warrants, and the rights of Lender thereunder, are canceled. Upon the Effective Date of this Agreement, and after receipt by Lender of $625,000, the total amount due to Lender by Borrowers shall be the principal sum of One Million One Hundred Fifty Thousand Dollars ($1,150,000).

              2.1.2 INTEREST. The Consolidated Note will bear interest on the unpaid principal balance accrued from the Effective Date of this Agreement at the Note Rate calculated on the basis of the actual days elapsed based on a per diem charge computed over a year composed of three hundred sixty (360) days. Interest under the Consolidated Note, accrued through the last day of each month, will be paid on the first day of the succeeding calendar month.

              2.1.3 AMORTIZATION. The unpaid principal balance of the Consolidated Note will be paid in consecutive quarterly installments of $82,142.86 payable on May 1, August 1, November 1 and February 1 of each year during the term of this Note, the first principal payment being due May 1, 1996. The final principal installment will be due at maturity on August 1, 1999.

              2.1.4 LATE CHARGE; DEFAULT INTEREST. If any payment of principal or interest is paid more than ten (10) days after when due, the Borrowers will pay Lender a late charge equal to five percent (5%) of the late payment. In addition, after an Event of Default, default interest may be charged at a rate of 2.0% per annum in excess of the Note Rate.

              2.1.5 MATURITY. Absent Default, the entire unpaid balance of principal and accrued but unpaid interest owing on the Consolidated Note will be due and payable August 1, 1999.

              2.1.6 PREPAYMENTS. The Borrowers will have the right at any time and from time to time to prepay all or any portion of the unpaid principal balance of the Consolidated Note without penalty. Such payment may be accomplished by, among other things, a sale of the Collateral permitted by paragraph 4.10(c) or which is a part of a single transaction that pays Lender in full the then outstanding principal, interest and other charges Lender may lawfully assess against Borrowers and which payment occurs upon the consummation of the sale. All prepayments may be applied to any or all obligations or principal due under the Consolidated Note in the discretion of the Lender.

         2.2 COLLATERAL. Payment of the Consolidated Note and performance of all of the Borrowers' obligations under the Loan Documents will be secured by the following Collateral of the Borrowers:

              2.2.1 SECURITY INTEREST. A first priority security interest (subject only to statutory liens incurred in the ordinary course of business which have a higher priority under applicable law) covering all of the Collateral identified in paragraph 1.11.1, ET SEQ., including without implied limitation, the Collateral described in the Security Agreements and Stock Pledge Agreement or hereafter granted.

              2.2.2 RECOURSE. The unlimited liability of the Borrowers.

              2.2.3 CONVERSION GUARANTY. The prepetition guaranty of Conversion Industries Inc. ("Conversion") of the Original Term Note given to Lender under the Original Loan Agreement and which CVD asserts was called before Conversion filed a chapter 11 bankruptcy case in which bankruptcy case no plan of reorganization has been confirmed or distribution to creditors has been made as of the execution hereof.

         2.3 NO READVANCES. The Consolidated Loan shall not be a revolving credit and Borrowers shall not be entitled to redraw upon or to obtain readvances of any principal advanced to Borrowers by the Lender and repaid to the Lender hereunder. As of the date hereof the Consolidated Loan has been fully advanced.

    3. EFFECTIVE DATE OF THIS AGREEMENT. This Agreement shall be effective only upon the following conditions precedent, unless waived by Lender:

         3.1 LOAN DOCUMENTS. The Loan Agreement and documents reflected in Schedule A through E, UCC-1 Financing Statements for each Existing Facility and in California, Stock Assignments Separate from Stock Certificates and if prepared by Lender before the Effective Date of the Bankruptcy Plan, a Security Agreement and Deed of Trust covering the Vacant Parcels shall have been duly executed, acknowledged (where appropriate) and unconditionally delivered by the Effective Date of the

Bankruptcy Plan, but in no event after February 28, 1996, to the Lender by the Borrowers, all in form and substance reasonably satisfactory to the Lender.

         3.2 INSURANCE. The Lender shall have received copies of certificates or policies of casualty and public liability insurance currently insuring the Collateral issued in amounts, by companies and against such risks as are presently existing, naming the Lender as an additional insured or the Lender as loss payee, and including such ordinary and customary notice provisions to Lender as such a loss payee. A list of all such insurance presently in effect is set forth at Schedule "G" hereto. The Borrowers must continue to provide adequate insurance in accordance with paragraph 4.6 hereof.

         3.3 BANKRUPTCY PLAN APPROVED AND EFFECTIVE. The Bankruptcy Court shall have approved the Loan Documents pursuant to the Order confirming the Bankruptcy Plan and the Effective Date of the Bankruptcy Plan shall have occurred.

         3.4 BANKRUPTCY PLAN PAYMENT. The Lender shall receive concurrently upon the execution of this Agreement the payment of the $625,000 required by the Bankruptcy Plan.

         3.5 NO DEFAULT. The representations and warranties set forth in paragraph 5 of this Agreement shall be true and correct as of the execution of this Agreement in all material respects, and there shall not have occurred and be continuing any Event of Default.

         3.6 AUTHORITY. The Lender shall have received certified copies of corporate resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Loan Documents, all in form and substance reasonably satisfactory to the Lender.

         3.7 COMPLIANCE DOCUMENTS. Borrower shall provide Lender with a Compliance Certificate concurrently with the execution of this Agreement.

    4. CONTINUING OBLIGATIONS OF BORROWERS. Upon the Effective Date of this Agreement, the Borrowers shall have the continuing obligation to perform and comply with the following:

         4.1 PERFORMANCE OF OBLIGATIONS. The Borrowers agree to pay and perform all of the Borrower's obligations under the Loan Documents

         4.2 NOTICE OF CHANGE. The Borrowers agree to give prompt written notice to the Lender of:

             4.2.1 The occurrence of any Event of Default of which they become aware;

              4.2.2 All litigation involving the Borrowers or the Collateral, in which the amount claimed exceeds Twenty-Five Thousand Dollars ($25,000) in a single action or in the aggregate of all actions;

              4.2.3 Their knowledge of the acquisition by any person of five percent (5%) or more of any class of equity securities of any Borrower, or the filing by any person of any form or schedule under Section 13 of the 1934 Act, or any amendment or supplement to any such filing, or the filing by any person of any Form 3 or 4 Report under the 1934 Act or the regulations of the Securities Exchange Commission thereunder; and

              4.2.4 Any matter which has resulted in, or is likely to result in, a material change in the business of a material adverse change in the financial condition of Borrowers or the value of the Collateral.

              4.2.5 The change of any name or location of any Borrower or in the location of any Collateral (other than the sales of materials, supplies and products in the ordinary course of business), to be given prior to any such change.

         4.3 RECORDS. The Borrowers agree to maintain full and accurate accounts and records of the Borrowers' and the Affiliates' operations in the usual, regular and ordinary manner according to GAAP. The Lender and the Lender's designated representatives will have the right to examine and copy the records and accounts of the Borrowers relating to the Collateral, to discuss the business activities and finances of the Borrowers and the Affiliates and to be informed of the same by the Borrowers monthly and at such other times and intervals as the Lender might reasonably request.

         4.4 FINANCIAL INFORMATION. The Borrowers agree to furnish or cause to be furnished to the Lender the following information:

              4.4.1 FINANCIAL STATEMENTS. The Borrowers will deliver to the Lender the following financial statements:

                  (a) As soon as available, but no later than ninety (90) days after the end of each fiscal year of the Borrowers, annual consolidated financial statements of SI, AVRE, Binary and SI's Affiliates, together with unconsolidated financial statements of each of AVRE and Binary, the consolidated statements to be certified and to have been prepared in accordance with GAAP by the unqualified opinion of the Borrowers' independent certified public accountants;

                  (b) As soon as available and in any event within ten (10) days of receipt, copies of all audit or recommendation letters provided to the management of the Borrowers by the Borrowers' independent accountants and copies of any responses made thereto.

                    (c) Within thirty (30) days after the end of each month, unaudited consolidated financial statements of SI and the Affiliates, and unconsolidated statements of each of AVRE and Binary, including, without limitation, a balance sheet and statement of operations and production volumes by facility, in such form which is usually and customarily prepared by Borrowers and all reporting is to commence from the Effective Date of the Bankruptcy Plan.

                    (d) Within thirty (30) days after the end of each month, reports in such form and details as the Lender might reasonably request including, without limitation, details of any acquisition or disposition of property, excluding purchase and sales of materials, supplies, products and inventory in the ordinary course of business, by each of the Borrowers, having an aggregate value in excess of Ten Thousand Dollars ($10,000) and all reporting is to commence from the Effective Date of the Bankruptcy Plan.

                    (e) The financial reports described in (c) above will be certified by the Chief Executive Officer, President or Chief Financial Officer of each Borrower to have been prepared in accordance with GAAP.

              4.4.2 TAX RETURNS. The Borrowers will, as soon as practicable and in any event, within fifteen (15) days of filing its tax returns with the Internal Revenue Service, deliver or cause to be delivered to Lender the Internal Revenue Service tax returns of the Borrowers for such fiscal year.

              4.4.3 COMPLIANCE CERTIFICATES. On the first day of each month after the Effective Date of this Agreement, the Borrowers will deliver a Compliance Certificate to the Lender.

              4.4.4 ACCOUNTS RECEIVABLE AND PAYABLE AGING. Each of the Borrowers will, as soon as practicable and in any event within thirty (30) days after the end of each month commencing at the end of the first calendar month which includes at least 15 days after the Effective Date of this Agreement, deliver or cause to be delivered to Lender monthly accounts receivable aging reports and aged accounts payable reports, aging such accounts in thirty (30) day increments in form and substance such as is customarily prepared by the Borrowers.

              4.4.5 PUBLIC REPORTS. The Borrowers shall timely file as required by law or regulation, and promptly make available to the Lender, not later than five (5) business days following the filing thereof, complete copies of all registration statements, financial statements, reports, proxy statements and other documents filed with the SEC under the 1934 Act or the 1933 Act including, without implied limitation, all reports filed or Forms 10-K, 10-Q and 8-K. In addition, the Borrowers shall provide the Lender with a copy of all press reports or news releases or similar communications within five (5) business days of issuance or publication.

         4.5 OTHER INFORMATION. The Borrowers agree to furnish to the Lender such other financial statements and information concerning the business activities of the Borrowers as may be reasonably requested by Lender to interpret or clarify the financial information required from the Borrowers; provided, however, that Borrowers shall have a reasonable time to respond.

         4.6 INSURANCE. The Borrowers will keep its business and properties insured at all times by insurance companies against the risks for which provision for such insurance is no less adequate than as set forth on Schedule "G" attached hereto (including, without limitation, insurance for fire and other hazards, and insurance against liability on account of damage to person or property and insurance under all applicable workman's compensation laws), and to the same extent thereto and carry such other types and amounts of insurance as are usually carried by persons engaged in the same or a similar business similarly situated and, upon request, deliver to the Lender evidence of such insurance. Lender has been named the sole loss payee other than Borrowers under all insurance policies in effect as of the date hereof.

         4.7 LIENS. The Borrowers will not create, assume or suffer to exist any trust deed, mortgage, pledge, security interest, encumbrance or other lien (including the lien of an attachment, judgment or execution) securing a charge or obligation affecting the Collateral which one or more of the Borrowers own, excepting only:

              (a)   Liens for governmental charges (i) which are not delinquent
(ii) the validity of which is being contested by the Borrowers in good faith by diligent prosecution of appropriate proceedings or (iii) which shall be paid in accordance with the Bankruptcy Plan as soon as practicable after the Effective Date thereof;

              (b)   Liens created by the Loan Documents;

              (c) Liens, the validity of which is being contested by the Borrowers in good faith by diligent prosecution of appropriate proceedings, provided that title insurance or other indemnity arrangements reasonably satisfactory to the Lender have stayed the effect of such liens;

              (d) Statutory liens in the aggregate not exceeding $75,000 outstanding at any given time.

         4.8 CONTINGENT LIABILITIES. The Borrowers will not assume, guarantee, endorse or otherwise become contingently liable for the obligation of any other person, firm or corporation, except by the endorsement of negotiable instruments for deposit or collection or other similar transactions in the ordinary course of the Borrowers' business, except for SI's guaranty of wholly-owned Affiliate's debts or any uninsured tort liability arising from the ordinary course of Borrowers' business.

         4.9 REORGANIZATION. AVRE and Binary will not liquidate, dissolve, enter into any consolidation or merger, or amend their Articles of Incorporation (except as required by the Bankruptcy Plan), or change in any material manner the rights of the holders of their capital stock or the general character of their businesses. SI must remain the direct and ultimate parent entity of AVRE and Binary. Prior to the shares of SI trading on any of the following national stock exchanges (New York Stock Exchange, American Stock Exchange, NASDAQ National Market System, Toronto Stock Exchange, NASDAQ Small Cap or American Stock Exchange Emerging Market), if SI is the subject of any merger, acquisition, stock purchase, reverse takeover, consolidation or other transaction or reorganization which results in an entity becoming the parent of or holding, directly or indirectly, an equity interest of over thirty percent (30%) in SI prior to full payment of all obligations to Lender under the Loan Documents, then such parent or entity (in addition to SI) must become a Borrower and assume the Consolidated Loan within thirty (30) days and fulfil all of SI's obligations under the Loan Documents. It is the Borrowers' intent for SI to issue shares to be traded on a recognized securities exchange. SI will not liquidate, dissolve or materially change the general character of its business. Notwithstanding the foregoing, SI may establish and invest in Affiliates which are wholly-owned subsidiaries of SI consistent with the provisions of this Agreement and, specifically, the limitations of paragraphs 4.10 and 4.11 hereof so long as no Event of Default shall have occurred and be continuing.

          4.10  CORPORATE ACTIONS. The Borrowers will not:

                (a) Declare or pay dividends on account of any stock of the Borrowers, except that SI may issue warrants, options, stock, rights or any other form of equity security as a dividend;

                (b) Permit AVRE or Binary to directly or indirectly, make or commit to make investments of any kind or capital expenditures or expenditures for the lease or rental of real or personal property during any fiscal year which shall exceed in the aggregate Two Hundred Thousand Dollars ($200,000), except for new acquisitions of centers or startup Facilities conducting Blood Business which becomes part of Lender's Collateral, and Borrowers execute and deliver all reasonable Security Agreements in substantially similar form to the Loan Documents to grant the Lender a perfected first priority lien and security interest therein;

                (c) Without Lender's prior consent, the Borrowers will not sell, transfer, liquidate, assign or otherwise dispose of the Collateral or any interest therein, except as to (i) sales of Inventory in the ordinary course of business; (ii) one or more sales of assets outside the ordinary course of business in any fiscal year having an aggregate book value of Seventy-Five Thousand Dollars ($75,000) or less; or (iii) a sale of an Existing Facility provided that the following conditions are met: (a) Lender must receive the purchase price less costs of sale (the "Net Sale Proceeds"); (b) all cash proceeds of sale due on sale closing after deducting costs of sale ("Cash Sale Proceeds") are paid to Lender at closing; (c) the sale will provide Lender with at least Two Hundred Thousand Dollars ($200,000) in Cash Sale Proceeds OR Borrowers will pay to Lender the difference between Two Hundred Thousand Dollars ($200,000) and the Cash Sale Proceeds concurrently with the closing of the sale; (d) Borrowers disclose all relations with and provide information concerning the identity of the proposed purchaser to the extent reasonably satisfactory to Lender so that Lender can verify that the proposed purchaser is in no way related to or affiliated with one or more of the Borrowers; (e) the purchaser must be a bona fide third party and cannot be an Affiliate or affiliated with an officer, director or shareholder of any Borrower or Affiliate; and (f) before a Borrower may sell an Existing Facility or accept a binding offer, letter of intent or agreement to do so, the Borrower will notify Lender of all terms of sale and provide all documents then existing reflecting the binding offer, letter of intent and agreement, and unconditionally offer to sell the Existing Facility to Lender in writing on the same material terms as the proposed sale to the third party except any terms which would preclude Lender from accepting because it would place Lender at a competitive disadvantage with respect to the exercise of the rights of first refusal. Lender shall have thirty (30) days after receiving the offer, letter of intent or preliminary agreement concerning the proposed sale to the third party, during which Lender and its agents will be given full access to conduct any due diligence concerning the proposed sale and the purchaser and to notify Borrowers that Lender unequivocally accepts and will purchase the Existing Facility for the same purchase price, method of purchase price payment (subject to Lender's credit bit rights as set forth below) and material terms as the third party, except any terms which would preclude Lender from accepting because it would place Lender at a competitive disadvantage with respect to its first refusal rights. After the earlier of Lender's notice of non-acceptance or expiration of Lender's option period, Borrowers are free to complete the transaction presented to the Lender, on the conditions set forth below in this paragraph 4.10(c), free and clear of Lender's liens and security interests for a period of ninety (90) days.

                    So long as Borrowers' obligations to Lender exceed the proposed sale price of the Existing Facility to the third party, Lender may purchase the Existing Facility and satisfy the proposed sale price by credit bidding a sufficient amount of Borrowers' then outstanding obligations to Lender against the sale price. Lender's credit bid will be deemed to have been made no later than the time period scheduled for the closing of the proposed sale to the third party.

                    With respect to a proposed sale of an Existing Facility to a third party calling for a partial payment of the purchase price upon the closing and deferred payments thereafter, Lender shall credit bid such amounts of Borrowers' then outstanding obligations to Lender in such amounts and such times as the proposed third party purchaser is required to pay under the proposed sale or sooner in Lender's discretion. In the event of such a sale of an Existing Facility, the Borrower must take back a negotiable purchase money promissory note ("Purchase Money Note") secured by a first priority security interest in such Existing Facility and, if previously pledged to Lender, Lender's lien on the Leasehold. At the sale closing, the selling Borrower must assign as Collateral such Purchase Money Note and security documents and deliver them to Lender or Lender shall not be required to release its liens and security interests against the Existing Facility. In the event of a reasonable request by Borrower to retake possession of the Purchase Money Note for purposes of collection, Lender shall deliver it to Borrower and Borrower will take all necessary steps to continue Lender's perfected security interest in such Collateral. Unless there is an Event of Default, Borrower can undertake reasonable steps to enforce the Purchase Money Note and deliver collections of the Purchase Money Note to Lender. If the Cash Sale Proceeds were less than $200,000 on closing, Borrower shall pay Lender the difference between $200,000 and the Cash Sale Proceeds at closing. Borrowers shall remit the full amount of each payment under the Purchase Money Note to Lender within ten (10) days of receipt until Lender has received a total amount equal to the Net Sale Proceeds. Thereafter, Borrower may recoup their prior payments to Lender at closing from the subsequent collections of the Purchase Money Note.

                    In the event the sale of the Existing Facility to the third party is in an amount in excess of all of Borrowers' then outstanding obligations to Lender, Lender may credit bid the remaining obligations of Borrowers to Lender and pay the remaining portion of the purchase price in cash in a manner consistent with the other provisions of this Paragraph, except that Lender's obligations to pay cash shall not arise until all of Borrowers' then outstanding obligations to Lender have first been satisfied in full.

              (d) Permit AVRE or Binary to transfer, sell, liquidate, assign or otherwise dispose of any license or permit to conduct a Blood Business without Lender's prior approval, except as permitted hereby;

              (e) Have outstanding accounts receivable (except as permitted by subparagraph 1) of this paragraph 4.10), loans or other advances owing to any Borrower by any Affiliate, shareholders, directors, officers, consultants or employees of any Borrower or any Affiliate;

              (f) Permit any ownership interest in AVRE, Binary or a subsidiary of AVRE or Binary or other Affiliate to be owned or held, in whole or in part, by any other person or entity other than SI or, as applicable, AVRE or Binary;

              (g) Permit payment by AVRE or Binary, of any salary, bonus, compensation, expense sharing, tax reimbursement, management fee, overhead allocation (including office rent expenses), or other payment of any kind whatsoever to SI (except payments for obligations owed to Lender), any Affiliate, any shareholder, director, officer, consultant or employee of SI or any Affiliate except for payments by AVRE or Binary for management or overhead fees which shall not exceed (i) $70,000 per month, and (ii) $840,000 in any calendar year. It is understood that for such fees AVRE and Binary will be provided such general and administrative services of at least the scope and quality as are being currently provided so that neither AVRE nor Binary will incur any other general or administrative expenses or any other expenses for such services.

               (h) Except as approved in writing by Lender, which approval may be withheld for any reason, invest in or permit the operation by any Affiliate of any Blood Business other than a Blood Business conducted at facilities operated by an Affiliate, directly or indirectly, which is a wholly-owned subsidiary of SI other than AVRE or Binary.

              (i)     Permit any Affiliate to conduct Blood Business within ten
(10) miles of an Existing Facility, except under the following conditions:

                      (1) Lender shall be first notified that the Affiliate is engaging in the Blood Business;

                      (2) The Borrowers provide the Lender with the historical operating information for such Existing Facility, including production volume, gross revenue and operating income for each of the previous twelve (12) months.

                      (3) The Affiliate shall have first executed a Negative Pledge Agreement;

                      (4) At Lender's request, such Affiliate adheres to the same reporting requirements of AVRE and Binary as set forth in paragraphs 4.3 through 4.5 of this Agreement; and

                      (5) The Affiliate first certifies to Lender in writing that it will not violate the unfair trade practice laws of the State where is it located.

              (j) Permit any Existing Facility to substantially curtail its Blood Business operation or close an Existing Facility unless Borrowers first pay Lender Two Hundred Thousand Dollars ($200,000) prior to or contemporaneously with Borrowers' decision to substantially curtail the operations of or close the Existing Facility which may be applied by Lender in its discretion as permitted by the Loan Documents.;

              (k) Knowingly permit any Affiliate to offer Blood Business or other products and services on terms, including without limitation, price and quality, that would place the services and products provided by the Existing Facilities at a competitive or economic disadvantage with those offered at the facilities of such Affiliate;

              (l) Permit SI or any Affiliate to engage in purchases, sales or other transactions with AVRE or Binary other than in the ordinary course of business on economic terms no less favorable than those available from third parties which are not Affiliates;

              (m) To violate any of the terms or conditions of or fail to perform any of Borrowers' obligations under the Settlement Agreement or the Bankruptcy Plan;

         4.11 LIMITATIONS ON LOANS. INVESTMENTS AND ADVANCES. The Borrowers will not, directly or indirectly, make or have outstanding any loan or advance to or an equity or other investment in, or acquire all or a substantial part of the assets or properties of, or own or acquire stock or debt instruments except for
(i) government securities, or (ii) certificates of deposit, money market accounts, deposit account balance of any kind or instruments which are fully insured by either an agency of the United States of America or through a state chartered financial institution, or other securities of, any entity or person, except that SI, but not AVRE or Binary, may invest in wholly-owned Affiliates conducting business in accordance with the provisions of paragraph 4.10 hereof, and which execute and deliver to Lender a Negative Pledge Agreement in substantially the form set forth on Schedule "E" hereto concurrent with its receipt of any investment from SI.

         4.12 OTHER AGREEMENTS. The Borrowers will not enter into any agreement or do any act which might limit or restrict the Borrowers' ability to comply with the terms of the Loan Documents or the ability of any Affiliate to comply with the Negative Pledge Agreement.

         4.13 ADDITIONAL DOCUMENTS. The Borrowers agree to execute and deliver any documents, including Security Agreements, which are necessary in the reasonable judgment of the Lender to obtain, maintain and perfect the mortgage liens and security interests intended to be created by the Loan Documents and to enable the Lender to comply with any federal or state law otherwise applicable to the Lender.

         4.14 ORDINARY OPERATIONS. The Borrowers shall use all reasonable efforts to operate their business in the usual, regular and ordinary course so as to maintain the goodwill it now enjoys, and to use all reasonable efforts to preserve and maintain its present business organization, keep available the service of its present employees, and preserve its relationship with suppliers, customers and other having business dealings with it; provided that this paragraph will not limit management's ability to hire and fire employees.

         4.15 MAINTENANCE OF PROPERTY. The Borrowers shall maintain all of their properties in customary repair, order and condition, reasonable wear in use and damage by fire or unavoidable casualty excepted. In the event Borrowers enter into a new Lease, or modify or extend any existing Lease, Borrowers shall use reasonable diligence and cooperate with the Lender to obtain Landlord's approval to a pledge of Borrowers' interest in such Lease, and an attornment agreement recognizing Lender's rights. Copies of all of the Leases listed on Schedule "H" hereto have been delivered to Lender, which leases constitute the only facilities leased by the Borrowers as of the date hereof. The Borrowers own no facilities or other real property, except the Vacant Parcels.

         4.16 DEBTS. Neither AVRE nor Binary shall directly or indirectly, incur any indebtedness of any kind, except (i) obligations to the Lender arising under the Loan Documents; (ii) taxes, surcharges or fees incurred and paid in the ordinary course of business; (iii) any obligations of AVRE or Binary required to be paid pursuant to any law or regulation; (iv) obligations related to the conduct of the Blood Business operations, except neither AVRE nor Binary will be permitted to borrow any money; (v) subject to the limitation of paragraph 4.10(g), obligations for professional persons and/or consultants deemed necessary by management of the Borrowers. Neither AVRE nor Binary shall create, assume or suffer to exist any trust deed, mortgage, pledge, security interest, encumbrance or other lien except as permitted under paragraph 4.7.

         4.17 BANKRUPTCY; ADVANCE WAIVER. In the event any Borrower (or any transferee or successor of any Borrower) files a bankruptcy proceeding or attempts to reopen or modify the Plan to affect the treatment of Lender postconfirmation, or has commenced against it any involuntary bankruptcy proceeding which is not dismissed within thirty (30) days, at any time after execution of this Agreement and before the earlier of: (i) a period of two (2) years; or (ii) seventy-five percent (75%) of the principal indebtedness owing to Lender under the Consolidated Note has been repaid, and subjects all or any part of the Collateral to the jurisdiction of the United States Bankruptcy Courts, as a substantial consideration for Lender's consent to the terms of the Settlement Agreement, the Bankruptcy Plan and acceptance of the Loan Documents, Lender shall be entitled to immediate and unconditional relief from the automatic stay (11 U.S.C. Section 362) in order to pursue all legal and equitable remedies hereunder, including any foreclosure proceeding against the Collateral and any other security for the Consolidated Note or other Loan Documents, and the filing of such proceeding shall be deemed consent to such relief by all Borrowers or the owner of the Collateral. Lender and Borrowers expressly acknowledge and agree that this provision neither directly nor indirectly waives, prohibits or limits the right or ability of Borrowers (or any transferee or successor of Borrowers) to file any bankruptcy proceeding.

     5. `REPRESENTATIONS; WARRANTIES. The Borrowers jointly and severally represent and warrant to the Lender as follows:

         5.1 OWNERSHIP. The Borrowers are the sole owners of the Collateral free from all claims, liens, security interests, encumbrances and title retention devices, except possible liens on the Vacant Parcels. The Borrowers will defend title to the Collateral against all claims and demands of any person which are adverse to the Lender as long as the Consolidated Loan has not been paid in full.

         5.2 LITIGATION. To the best of Borrowers' knowledge, other than the Bankruptcy Proceeding, there is no action, suit, proceeding or investigation pending or threatened against the Borrowers or the Collateral (except as listed in Schedule "J"). In addition, Borrowers are not aware of litigation which might materially and adversely affect the Borrowers or the Collateral or result in any substantial liability not adequately covered by insurance or impair the ability of Borrower to carry on Borrowers' business as the same is conducted as of the date hereof.

         5.3 NO DEFAULT. Execution and delivery by the Borrowers of, and the performance by the Borrowers, of its obligations under this Agreement and each of the Loan Documents have been authorized by all necessary action and do not and to the best of Borrowers' knowledge will not: (a) violate or conflict with any provision of any contract, lease or other agreement or document to which any Borrower is a party or by which any of its assets or the Collateral are bound;
(b) result in or require the creation of any lien, claim, charge or other right of others of any kind on or with respect to any property now or hereafter owned or leased by any Borrower other than the liens granted to the Lender; or (c) violate any provision of any law or regulation presently in effect.

         5.4 FINANCIAL INFORMATION. The financial information to be delivered to the Lender relating to the Borrowers and the Collateral is correct, complete and fairly represents the financial condition and the results of operations of the Borrowers and the value of the Collateral as of the dates of such financial information and there has occurred no material adverse change in such financial information.

         5.5 VALIDITY. ENFORCEABILITY AND PERFECTION. As already approved by the Bankruptcy Court's confirmation Order in the Bankruptcy Proceedings, (i) the Loan Documents constitute the legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms; (ii) the Lender has good, valid and perfected first priority security interests in the Collateral described in the Security Agreements (with the possible exception of the Vacant Parcels), subject to paragraph 1.11.11 and the provisions of paragraph 4.7(a), (c) and (d) of this Agreement; and (iii) Lender has a good, valid and perfected first priority security interest in and to the shares of AVRE and Binary pledged to Lender under the Stock Pledge Agreement. To the best of Borrower's knowledge after appropriate inquiry, the grant of such security interests to Lender shall not violate the rights of any third party.

         5.6 STATUS OF BORROWERS. Each of Borrowers: (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (b) has all requisite authority to conduct its business and own and lease its properties, including the Collateral; and (c) is qualified to do business in every jurisdiction in which the nature of such Borrower's business requires such qualification The individuals executing the Loan Documents on behalf of the Borrowers have the power and authority to execute, deliver and perform Borrowers' obligations under the Loan Documents.

         5.7 COMPLIANCE WITH LAWS. No Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Borrowers are in compliance in all material decrees which are applicable to the Borrowers or the Collateral including, without implied limitation, all state and federal securities laws, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, Regulations of 1974, as amended, the Fair Labor Standards Act, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and all environmental, health and safety laws.

         5.8 ENVIRONMENTAL LIABILITY. No Borrower is in violation of any Environmental Law or subject to any claims for remediation of Hazardous Substances with respect to any property owned or occupied by Borrower. Before acquiring or entering any new lease or purchase of property, Borrowers shall make reasonable inquiry into compliance with all Environmental Laws and any claims for remediation of Hazardous Substances with respect to any new property to be owned or occupied by any Borrower.

         5.9 DISCLOSURE. No representation or warranty made by the Borrowers in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to the Borrowers which has or might reasonably be anticipated to have a material adverse effect on the business, assets, financial condition or operations of the Borrowers or the value of the Collateral which has not been disclosed to the Lender in writing.

         5.10 ADDITIONAL REPRESENTATIONS. WARRANTIES AND COVENANTS. The Borrowers further jointly and severally represent, warrant, covenant and agree as follows:

              (a) ACCOUNTS RECEIVABLE INFORMATION. In addition to the account receivables aging report delivered each month to Lender under the terms of paragraph 4.4.4 hereof, at Lender's request, the Borrowers will provide supplementary information sufficient to show the customer names, addresses, phone and fax numbers for each account debtor of the Borrowers, together with the name of the principal contact of the Borrowers at such customer.

              (b) AFFILIATES; INVESTMENTS. Schedule "F" hereto contains a complete list of all corporations, joint ventures, partnerships, or other entities in which any Borrower has any equity interest or interest as a lender, all of which shall be deemed Affiliates hereunder. Borrowers shall promptly notify Lender in the event that future actions cause Schedule "F" to become inaccurate or incomplete, and shall promptly thereafter provide Lender with an updated, accurate Schedule "F."

              (c)   AVRE AND BINARY SHARES.

                    (i) Except as set forth in the 1933 Act, there are no restrictions upon the transfer of any of the shares of AVRE and Binary owned by SI (the "Shares"), and SI has the right to pledge and grant a security interest in or otherwise transfer the Shares free of any encumbrances or rights of third parties and all Shares shall be held as Collateral as defined under the Stock Pledge Agreement;

                    (ii) All of the Shares are and shall remain free from all liens, claims, encumbrances, and purchase money or other security interests subject to the provisions of paragraphs 4.7(a), (c) and (d) of this Agreement. SI shall not, without Lender's prior written consent, sell, transfer or otherwise dispose of any or all of the Shares;
(iii) The Stock Pledge Agreement, and the delivery to Lender of the Shares, creates a valid and perfected security interest in the Shares and as a result of the entry of an order described in paragraph 3.3 above, all actions necessary or desirable to such perfection have been duly taken;

                    (iv) Except as set forth in the 1933 Act or applicable state securities laws, and as a result of the entry of an order described in paragraph 3.3 above, no authorization or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either
(A) for the perfection of or exercise by Lender of its rights and remedies under the Stock Pledge Agreement (except as may have been taken by or at the direction of Lender or as may be required in connection with a disposition of Shares by laws affecting the offering and sale of securities generally), or (B) for the exercise by Lender of the voting or other rights provided for in the Stock Pledge Agreement or the remedies in respect of the Shares pursuant to the Stock Pledge Agreement;

                    (v) The Shares represent 100% all of the issued and outstanding shares of capital stock of AVRE and Binary;

                    (vi) No person holds no options, warrants or other rights to acquire capital stock of AVRE or Binary; and

                    (vii) All of the Shares have been duly and validly issued, and they are fully paid and nonassessable.

         5.11 ADDITIONAL MATTERS. Each of the Borrowers and Lender represents and warrants that they (a) have been advised by legal counsel of the their choice in the transactions contemplated by the Agreement; (b) are fully aware and clearly understands all of the terms and provisions contained in this Agreement; (c) have voluntarily, with full acknowledge and without coercion or duress of any kind, entered into this Agreement; (e) on their own initiative have made proposals to the Lender, the terms of which are reflected by this Agreement; and (f) have received actual and adequate consideration to enter into this Agreement, to become obligated hereby and to grant the security interests granted under the Loan Documents to the Lender.

    6. ENVIRONMENTAL COMPLIANCE. The Borrowers agree that they will not use, generate manufacture, produce, store, release, discharge or dispose of any Hazardous Substance or knowingly allow any other person to do so in violation of any Environmental Law. The Borrowers agree to give prompt written notice to the Lender of: (a) any proceeding or inquiry by any federal, state, local or foreign governmental authority with respect to any violation of Environmental Law by the Borrowers or any Affiliate; (b) all claims made or threatened by any third party against the Borrowers or any Affiliate relating to any loss or injury resulting from any Hazardous Substance; and (c) the discovery by the Borrowers or any Affiliate of any occurrence or condition that could reasonably cause the Borrowers or any Affiliate to be subject to any restrictions on the ownership, occupancy, transferability or use of any property of the Borrowers under any Environmental Law. With respect to any act or conduct occurring after the date of this Agreement and any new leases or purchases of property by the Borrower, the Borrowers agree to protect, indemnify and hold harmless the Lender, its directors, officers, employees, agents, successors and assigns against all loss, damage, cost, expense or liability (including reasonable attorneys' fees and costs) directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance by the Borrowers or any Affiliate, including without implied limitation: (i) all foreseeable consequential damages; and (ii) the costs of any required or necessary repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other required plan. The foregoing indemnity agreement will survive the payment of the Loan and the release or other termination of the Loan Documents. In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature is reasonably necessary or desirable under any applicable Environmental Law or required by any governmental or nongovernmental entity or person because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance on or into the air, soil, groundwater, surface water or soil vapor by the Borrowers or any Affiliate, the Borrowers agree within thirty (30) days after written demand for performance thereof by the Lender (or such shorter period of time as might be required under any applicable Environmental Law) to commence, or cause to be commenced, and thereafter diligently prosecute or cause to be prosecuted to completion, all such remedial work except as to any property of an Affiliate not subject to a lien or security interest in favor of Lender. At Lender's option, remedial work will be performed by one or more contractors approved by the Lender under the supervision of a consulting engineer approved by the Lender. All costs and expenses of such remedial work will be paid by the Borrowers including, without implied limitation, the charges of such contractor(s) and consulting engineer(s), and the Lender's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such remedial work.

    7. EVENTS OF DEFAULT. The Lender may terminate all obligations of the Lender hereunder and may exercise the remedies held by the Lender under the Loan Documents if any of the following events occur and are not remedied by the Borrowers or waived in writing by the Lender.

         7.1 NONPAYMENT. The nonpayment, within ten (10) days of the date when due, of any installment of interest or principal owing under the Consolidated Note or of any other amount payable to the Lender under the terms of the Loan Documents.

         7.2 BREACH OF AGREEMENT. The failure by the Borrowers to perform or observe any representation, warranty or agreement contained in any of the Loan Documents, including defaults described in paragraph 7.3 through 7.14, including without implied limitation any provision of paragraphs 3, 4, 5 and 6 hereof, which shall continue for a period of twenty (20) days after the Borrowers become aware thereof, except that any obligations related to the payment of money or maintenance of insurance shall have no grace period except as otherwise expressly provided in paragraph 7.1 hereof.

         7.3 LIEN FILINGS. The existence for a period of sixty (60) days of any lien other than liens created by the Loan Documents or permitted hereunder, or liens being diligently contested by Borrowers, covering all or any portion of the Collateral.

         7.4 CASUALTY LOSS. Substantial damage, destruction or taking of all or any portion of the Collateral which is an uninsured risk.

         7.5 REPRESENTATIONS AND WARRANTIES. Any representation, statement, certificate, schedule or report made or furnished to the Lender by or on behalf of the

Borrowers proves to be false or erroneous in any material respect at the time of the making thereof or any representation or warranty contained in the Loan Documents ceases to be complied with in any material respect.

         7.6 INSOLVENCY: BANKRUPTCY. The insolvency of any Borrower, or the institution of bankruptcy, reorganization, liquidation, receivership or conservatorship proceeding by or against any Borrower. For the purposes of this paragraph, insolvency shall mean (i) an inability to pay debts as the same become due as to any of the Borrowers or (ii) the existence of liabilities in excess of assets (using book value,, but including goodwill), as to SI on a consolidated basis including the obligation to Lender hereunder as a liability or as to either AVRE or Binary on an unconsolidated basis without including the obligation to Lender hereunder as a liability).

         7.7 JUDGMENT. Entry by any court of a final uninsured money judgment in excess of $50,000 against any Borrower unless the Borrower timely appeals and posts a bond therefor or an attachment of the Collateral or any part thereof which is not discharged or stayed to the satisfaction of the Lender.

         7.8 OTHER DEBT. The default in payment or acceleration of the maturity of any indebtedness of any Borrower owing in excess of $50,000.

         7.9 ADVERSE CHANGE. The occurrence of a material adverse change in the financial condition of any Borrower or the value of the Collateral, except as permitted in paragraphs 4.10(c) and (j).

         7.10 IMPAIRMENT OF EXISTING FACILITY FROM AFFILIATE'S OPERATIONS. If any Existing Facility is being operated within ten (10) miles of an Affiliate's Blood Business facility, it shall be an Event of Default if:

              (a) Volume of Plasma in any period of three consecutive months at such Existing Facility falls twenty-five percent (25%) below the level produced in the same months of the year before the Affiliate started operation in the vicinity;

              (b) Gross Revenues in any period of three consecutive months at such Existing Facility falls twenty-five percent (25%) below the level produced in the same months of the year before the Affiliate started operation in the vicinity;

Unless Lender has previously been granted, or is granted within ten (10) days after written demand to Borrowers and Affiliate (i) a first priority security interest and lien in the Affiliate's new center, or (ii) additional or replacement collateral for such Existing Facility, each in form and substance satisfactory to the Lender.

         7.11 CORPORATE EXISTENCE. Any act or omission (formal or informal) of the Borrowers or their officers, directors or shareholders leading to, or resulting in, the termination, invalidation (partial or total), revocation, suspension, interruption or unenforceability of their corporate existences, rights, licenses, franchises or permits, or the transfer or disposition (whether by sale, lease or otherwise) to any person of all or a substantial part of their property, provided that such revocation, suspension or interruption is not cured within sixty (60) days.

         7.12 REPUDIATION. The repudiation by any Borrower of any obligations under this Agreement or any other Loan Document or the assertion of any claim or liability against the Lender by any Borrower.

         7.13 CERTAIN PROCEEDINGS. The indictment of any Borrower under any criminal statute or the commencement of any civil or criminal proceedings against any Borrower pursuant to the penalties and remedies sought or available include the forfeiture of property having a value in excess of $150,000 or the cessation of the ability of any Borrower to conduct the normal course of its business.

         7.14 CHALLENGE TO ENFORCEMENT. If any material provision of this Agreement or any Loan Document shall at any time for any reason cease to be valid and binding or fully enforceable against any party thereto (other than Lender) or shall be contested by any party (other than Lender) unless (i) the provision relates to the validity or perfection of a security interest in Collateral which is impaired by virtue of a third party's interest in the Collateral (excluding a third party to whom one or more Borrowers is in contractual privity or to whom such Borrower is a direct obligor); (ii) such provision relates to Collateral and results from either a disposition of Collateral authorized by this Agreement or the impairment, loss or forfeiture of Collateral is covered by an insurance policy under which Lender is the sole Loss Payee other than Borrowers; (iii) the provision relates to an impairment of Lender's security interest in Collateral and the impairment is authorized by this Agreement; (iv) such enforceability is due to a provision of law which Borrowers may not waive; or (v) such remedy or right to which Lender may not be entitled by applicable law, in which case the Lender shall be afforded rights and remedies to the fullest extent of the law.

    8. REMEDIES. On the occurrence of an Event of Default, in addition to any other rights and remedies which the Lender might hold under the terms of any one or more of the Loan Documents, the Lender will have the following remedies to the full extent permitted by law:

         8.1 ACCELERATION OF MATURITY. The Lender may, at the Lender's option, terminate any or all obligations of the Lender hereunder and/or declare the Consolidated Note and all other amounts owing by the Borrowers to the Lender to be immediately due and payable, demand performance of all other obligations of the Borrowers under the Loan Documents and proceed to selectively and successively enforce any one or more of the Lender's rights under the Loan Documents.

         8.2 SELECTIVE ENFORCEMENT. In the event the Lender elects to selectively and successively enforce the Lender's rights under any one or more of the Loan Documents, such action will not be deemed a waiver or discharge of any other right, lien or encumbrance securing payment of the Consolidated Note. Lender may proceed against the Borrowers or any guarantor selectively and without any requirement to proceed against all of them or against any of them in any particular order.

         8.3 PERFORMANCE BY LENDER. In the event the Borrowers fail to cure or cause to be cured any Event of Default within the time periods provided herein, the Lender will at any time thereafter have the right, but not the obligation, to cause the Event of Default to be cured on the Borrowers' behalf and to pay any secured or unsecured claim (whether prior to or subordinate to the claims of the Lender) affecting the Collateral or lease payments in such manner and at such times as the Lender determines to be appropriate under the circumstances. The Borrowers hereby authorize the Lender to increase the indebtedness owing by the Borrowers to the Lender by the cost of curing any Event of Default or satisfying any claim against the Borrowers or the Collateral and agrees that the Loan Documents will evidence and secure payment of such costs whether or not the total funds advanced by the Lender exceed the face amount of the Loan Documents.

         8.4 WAIVER OF DEFAULT. The Lender may, by an instrument in writing signed by the Lender, waive any Event of Default which has occurred and any of the consequences of such Event of Default and, in such event, the Lender, the Borrowers will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will, for the purposes of the Loan Documents, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any consequences of such subsequent or other Event of Default. No waiver of any Event of Default by the Lender will be implied from the failure or delay by the Lender to take any action in respect of the Event of Default. No express waiver of any condition precedent or Event of Default will affect any other Event of Default or extend any period of time for performance other than as specified in such express waiver. One or more waivers of any Event of Default will not be deemed a waiver of any subsequent failure by the Borrowers to perform the same provision or any other provision. The consent to or approval of any act or request by the Lender will not be deemed to waive or render unnecessary the consent to or approval of any subsequent similar act or request. The partial exercise of any right or remedy under the Loan Documents will not preclude any other or further exercise thereof or the exercise of any other right or remedy. No course of dealing between the Borrowers and the Lender will be deemed to amend the terms of the Loan Documents or to preclude the Lender from exercising the rights and remedies therein contained notwithstanding such course of dealing.

         8.5 CUMULATIVE REMEDIES. The rights and remedies of the Lender provided by the Loan Documents are cumulative and no right or remedy will be exclu-sive of any other or of any other right or remedy which the Lender might otherwise have by virtue of the occurrence of an Event of Default and the exercise of any right or remedy by the Lender will not impair the Lender's standing to exercise any other right or remedy.

         8.6 WAIVER OF MARSHALLING OF ASSETS. The Borrowers, jointly and severally, for themselves and all who may claim through or under them, hereby expressly waive and release all rights to have the Collateral, or any part thereof, or any of their other properties, marshalled on any foreclosure, sale or other enforcement of remedies, and the Lender or any court in which the foreclosure of liens or security interests in the Collateral are sought, shall have the right to sell the Collateral as an entirety in a single parcel.

    9. NO FURTHER MODIFICATION. No provision hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought. It is understood that the Lender is under no obligation to extend the term of any credit extended under this Agreement or any other Loan Document and any such further modifications or extensions will be made in the Lender's sole and absolute discretion. Any such modifications or extensions will be evidenced by the acceptance by Lender of a written agreement having terms acceptable to the Lender. Each of the Borrowers acknowledge that all of the terms and all of the obligations of Lender with respect to any credit of any kind extended to the Borrowers is fully contained in this Agreement and any other Loan Documents and that no other understanding, written or oral, has been entered into in connection herewith.

    10. RELEASE OF LENDER. As additional consideration for the undertaking to execute and deliver this Agreement, the Borrowers hereby each release and forever discharge the Lender, the Lender's agents, servants, employees, officers, directors, attorneys, and shareholders, as well as the respective successors and assigns of any and all thereof (collectively, the "Released Lender Parties") from all damage, loss, claims, demands, liabilities, obligations, actions and causes of action whatsoever which the Borrowers, or any of them, might now have or claim to have against the Lender, whether presently known or unknown, and of every nature and extent whatsoever, on account of or in any way concerning, arising out of or founded on the Original Loan Agreement, or any document described therein or delivered in connection therewith, or any other dealings between Borrowers and Lender, and including without implied limitation, all such loss or damage of any kind heretofore sustained that might arise as a consequence from the dealings between the parties.

         To the extent applicable, the Borrowers each waive the provisions of
Section 1542 of the California Civil Code which provides as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

                    ________       _______        ________
                     SI             AVRE           BINARY


     11. MISCELLANEOUS. It is further agreed as follows:

         11.1 TIME. Time is the essence of each provision of this Agreement.

         11.2 NOTICE. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally, to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other party:


          To the Borrowers:             SeraCare, Inc.
                                        AVRE, Inc.
                                        Binary Associates, Inc.
                                        1875 Century Park East, Suite 2130
                                        Los Angeles, California 90067
                                        Attention: Barry Plost, President
                                          and Chief Executive Officer

          To the Lender:                CVD Financial Corporation
                                        400 Burrard Street, Suite 1250
                                        Vancouver, British Columbia V6C 3A6
                                        CANADA
                                        Attention: Roy Zanatta

         11.3 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the Borrowers and Lender.

         11.4 ATTORNEYS' FEES. If any legal action or proceeding is brought by any party in order to enforce a provision of this Agreement or any Loan Document, the unsuccessful party in such action or proceeding, whether or not such action or proceeding is prosecuted to final judgment, shall pay all of the attorneys' fees and costs incurred by the prevailing party. If any Borrower shall become the subject of any bankruptcy or insolvency proceeding, the Borrowers shall pay to the Lender on demand all attorneys' fees, costs and expenses which the Lender may incur (i) to obtain relief from or otherwise in connection with any bankruptcy or insolvency proceeding which delays or otherwise impairs the Lender's exercise of any right or remedy under this Agreement, or any of the Loan Documents, or (ii) to obtain adequate protection or assurance for any of the Lender's rights or collateral.

         11.5 PARTIAL INVALIDITY. If any provision of this Agreement is determined by a court having jurisdiction to be illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any provision is so held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible that is legal, valid and enforceable.

         11.6 HEADINGS. The headings used in this Agreement are for ease in reference and are not intended to affect the interpretation of this Agreement in any way.

         11.7 APPLICABLE LAW. The lending transaction contemplated by this Agreement and the Loan Documents has been negotiated, consummated and is to be performed in the State of California. This Agreement and the other Loan Documents described herein shall be governed by, and construed and enforced in accordance with the substantive law of the State of California to the fullest extent permitted by law, including choice of laws. The parties hereto recognize that the laws of other states may govern, among other things issues of perfection and foreclosure. Any action or proceeding arising in connection with this Agreement and the Loan Documents shall be brought in a federal or state court within Los Angeles County, California, and the Borrowers hereby consent to the jurisdiction of any federal or state court within the State of California and located in State of California and located in Los Angeles County, California. The Borrowers and Lender irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waive (a) any objection that they might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Lender may, in its sole and absolute discretion, initiate proceedings in the courts of any other jurisdiction in which any Borrower may be found or in which its assets may be located.

         11.8 INTEGRATION; SOLE AGREEMENT. The parties expressly acknowledge and agree that, with regard to the subject matter of this Agreement and the transactions contemplated herein (i) there are no oral agreements between the parties; and (ii) this Agreement, the Bankruptcy Plan, the Loan Documents and Settlement Agreement as defined herein (a) embody the final, complete and entire agreement between the parties, (b) supersede all prior and contemporaneous negotiations, offers, proposals, agreements, loan commitments, term sheets, promises, acts, conduct, course of dealing, representations, statements, assurances and understandings, whether oral or written, and (c) may not be varied or contradicted by evidence of such prior contemporaneous matter or by evidence of any subsequent oral agreement of the parties. In the extent there is any inconsistency or any conflicts between the terms of the Loan Documents and the Bankruptcy Plan, the provisions of the Loan Documents shall control the parties rights hereunder.

         11.9 JURY WAIVER. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS DESCRIBED HEREIN OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE PARTIES BY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS TEN EVIDENCE OF THE

CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

LENDER:                                 CVD FINANCIAL CORPORATION,
                                        a Delaware corporation

                                        By: /s/ Roy Zanatta
                                           -----------------------------
                                        Its: VP & Sec
                                            ----------------------------

                                        By:
                                           -----------------------------
                                        Its:
                                            ----------------------------


BORROWERS:                              SERACARE, INC., a Delaware  corporation
                                        formerly known as  AMERICANBLOOD
                                        INVESTMENT,    INC.  aDelaware
                                        corporation

                                        By: /s/ Barry Plost
                                           -----------------------------
                                        Its: President
                                            ----------------------------

                                        By: /s/ Jerry L Burdick
                                           -----------------------------
                                        Its: Secretary
                                            ----------------------------


                                        AVRE, INCORPORATED,
                                        a Nevada Corporation


                                        By: /s/ Barry Plost
                                           -----------------------------
                                        Its: President
                                            ----------------------------

                                        By: /s/ Jerry L. Burdick
                                           -----------------------------
                                        Its: Secretary
                                            ----------------------------

                                        BINARY ASSOCIATES, INC.,
                                        a Colorado corporation


                                        By: /s/ Barry Plost
                                           -----------------------------
                                        Its: President
                                            ----------------------------

                                        By: /s/ Jerry L. Burdick
                                           -----------------------------
                                        Its: Secretary
                                            ----------------------------